Calculation of Filing Fee Tables
S-8
WESTAMERICA BANCORPORATION
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, no par value	Other	750,000	$ 47.22	$ 35,415,000.00	0.0001531	$ 5,422.04
Total Offering Amounts:						$ 35,415,000.00		$ 5,422.04
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 5,422.04
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of the Registrant's common stock, no par value per share (the "Common Stock"), that become issuable under the Westamerica Bancorporation 2025 Omnibus Equity Incentive Plan, by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant's receipt of consideration, which results in an increase in the number of outstanding shares of Common Stock. (2) For purposes of computing the registration fee only. Pursuant to Rule 457(c) and (h), the Proposed Maximum Offering Price Per Share is based upon the average of the high and low prices for the Registrant's Common Stock on the Nasdaq Stock Market on August 1, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A